Exhibit 99.1

OSIRIS THERAPEUTICS, INC.
AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

OSIRIS THERAPEUTICS, INC.
AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

Table of Contents

1.	Purpose	1

2.	Definitions	1

3.	Shares Available Under the Plan	2

4.	Option Rights	3

5.	Restricted Stock	4

6.	Transferability	6

7.	Adjustments	6

8.	Fractional Shares	7

9.	Withholding Taxes	7

10.	Participation by Employees of or Consultants to Less-Than-80-Percent Subsidiary	7

11.	Certain Terminations of Employment or Consulting Services, Hardship and Approved Leaves of Absence	8

12.	Foreign Participants	8

13.	Administration of the Plan	8

14.	Amendments and Other Matters	9

15.	Termination of the Plan	10

i

OSIRIS THERAPEUTICS, ETC.
AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

1. Purpose.  The purpose of this Plan is to attract, compensate and retain directors and officers and other key employees of and consultants to Osiris Therapeutics, Inc., a Delaware corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions.  As used in this Plan,

“Board” means the Board Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee described in Section 13(a) of this Plan.

“Common Stock” mean (i) shares of the common stock, par value $.001 per share, of the Corporation and (ii) any security into which shares of Common Stock may be converted by reason of any transaction or event of the type referred to in Section 7 of this Plan.

“Date of Grant” means the date specified by the Committee on which a grant of Options Rights shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

“IPO” means the initial public offering of Common Stock pursuant to a registration statement that shall have become effective under the Securities Act of 1933.

“Less-Than-80-Percent Subsidiary” means a Subsidiary with respect to which the Corporation directly or indirectly owns or controls less than 80 percent of the total combined voting or other decision-making power.

“Management Objectives” means the achievement or performance objectives that may be established by the Board pursuant to this Plan for Participants who have received grants of Restricted Stock.

“Market Value per Share” means the fair market value of a share of Common Stock as determined by the Board from time to time.

“Nonqualified Option” means an Option Right that is not intended to qualify as a Tax-Qualified Option.

“Optionee” means the person so designated in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable upon the exercise of an Option Right.

“Option Right” means the right to purchase shares of Common Stock from the Corporation upon the exercise of a Nonqualified Option or a Tax-Qualified Option granted pursuant to Section 4 of this Plan.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and (i) is at that time an officer, including without limitation an officer who may also be a member of the Board, or other key employee of or a consultant to the Corporation or any Subsidiary or (ii) has agreed to commence serving in any such capacity.

“Restricted Stock” means Common Stock granted or sold pursuant to Section 5 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 5 hereof have expired.

 “Rule 16b-3” means Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule to the same effect.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of the grant.

“Tax-Qualified Option” means an Option Right that is intended to qualify under particular provisions of the Code, including without limitation an Incentive Stock Option.

3. Shares Available under the Plan.  Subject to adjustment as provided in Section 7 of this Plan, the number of shares of Common Stock issued or transferred and covered by outstanding awards under this Plan shall not in the aggregate exceed 2,100,000 shares, which may be shares of original issuance or shares held in treasury or a combination thereof.  For the purposes of this Section 3:

(a) Shares of Common Stock covered by an Option Right granted under this Plan shall be deemed to have been issued or transferred, and shall cease to be available for issuance or transfer in respect of any other award granted hereunder, at the earlier of the time when they are actually issued or transferred or the time when dividend equivalents are paid thereon.

(b) Shares of Common Stock covered by a Restricted Stock award granted under this Plan shall be deemed to have been issued or transferred, and shall cease to be available for issuance or transfer in respect of any other award granted hereunder, at the earlier of the time when they cease to be subject to a substantial risk of forfeiture or the time when dividends are paid thereon.

4. Option Rights.  The Board may from time to time authorize grants to Participants of options to purchase shares of Common Stock upon such terms and conditions as the Board may determine in accordance with the following provisions:

(a) Each grant shall specify the number of shares of Common Stock to which it pertains.

(b) Each grant shall specify an Option Price per share of Common Stock, which may be less than, equal to or greater than the Market Value per Share on the Date of Grant, except that the Option Price per Common Share of an Incentive Stock Option shall be equal to or greater than the Market Value per Share on the Date of Grant.

(c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) nonforfeitable, nonrestricted shares of Common Stock, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Board may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Board may determine in accordance with this Plan and (iv) any combination of the forgoing.

(d) On or after the Date of Grant of any Nonqualified Option, the Board may determine that payment of the Option Price may also be made in whole or in part in the form of shares of Restricted Stock or other shares of Common Stock that are subject to risk of forfeiture or restrictions on transfer.  Unless otherwise determined by the Board on or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the shares of Common Stock received by the Optionee upon the exercise of the Nonqualified Option shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee; provided, however, that such risks of forfeiture and restrictions on transfer shall apply only to the same number of shares of Common Stock received by the Optionee as applied to the forfeitable shares of Common Stock or Restricted Stock surrendered by the Optionee.

(e) Any grant may provide for deferred payment of the Option Price from the proceeds of the sale through a broker of some or all of the shares of Common Stock to which the exercise relates.

(f) Successive grants mat be made to the same Participant regardless of whether any Option Rights previously granted to the Participant remain unexercised.

(g) Each grant shall specify the period or periods of continuous employment, or continuous engagement of the consulting services, of the Optionee by the Corporation or any Subsidiary that are necessary before the Option Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a change in control of the Corporation or other similar transaction or event.

(h) Option Rights granted pursuant to this Section 4 may be Nonqualified Options or Tax-Qualified Options or combinations thereof.

(i) On or after the Date of Grant of any Nonqualified Option, the Board may provide for the payment to the Optionee of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis, or the Board may provide that any dividend equivalents shall be credited against the Option Price.

(j) No Option Right granted pursuant to this Section 4 may be exercised more than 10 years from the Date of Grant.

(k) Each grant shall be evidenced by an agreement, which shall be executed on behalf of the Corporation by any officer thereof and delivered to and accepted by the Optionee and shall contain such terms and provisions as the Board may determine consistent with this Plan.

5. Restricted Stock.  The Board may also authorize grants or sales to Participants of shares of Restricted Stock upon such terms and conditions as the Board may determine in accordance with the following provisions:

(a) Each grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services,

entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each grant or sale shall provide that the shares of Restricted Stock covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Corporation or other similar transaction or event.

(d) Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the shares of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed by the Board on the Date of Grant.  Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the shares of Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(e) Any grant or sale may require that any or all dividends or other distributions paid on the shares of Restricted Stock during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional shares of Common Stock, which may be subject to the same restrictions as the underlying award or such other restriction as the Committee may determine.

(f) Each grant may specify one or more Management Objectives that are to be achieved by the Participant, which may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Participant is employed or with respect to which the Participant provides consulting services, and to the extent that any grant so specifies one or more Management Objectives:

(i) it shall also specify a minimum level of acceptable achievement, below which all of the shares of Restricted Stock covered by the award shall be forfeited, and shall set forth a formula for determining the number of shares of Restricted Stock to be retained by the Participant if performance is at or above the minimum level of acceptable achievement but falls short of full achievement of the specified Management Objectives; and

(ii) the Board may adjust the specified Management Objectives and the related minimum level of acceptable achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Date of Grant that are unrelated to the performance of the Participant and result in distortion of the specified Management Objectives or the related minimum level of acceptable achievement.

(g) Each grant or sale shall be evidenced by an agreement, which shall be executed on behalf of the Corporation by any officer thereof and delivered to and accepted by the Participant and shall contain such terms and provisions as the Board may determine consistent with this Plan.  Unless otherwise directed by the Board, all certificates representing shares of Restricted Stock, together with a stock power that shall be endorsed in blank by the Participant with respect to the shares of Restricted Stock, shall be held in custody by the Corporation until all restrictions thereon lapse.

6. Transferability.  (a) No Option Right or other “derivative security” (as that term is used in Rule 16b-3) granted under this Plan may be transferred by a Participant except by will or the laws of descent and distribution.  Option Rights may not be exercised during a Participant’s lifetime except by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

(b) Any grant of Option Rights made under this Plan may provide that all or any part of the shares of Common Stock that are to be issued or transferred by the Corporation upon the exercise thereof shall be subject to further restrictions upon transfer.

7. Adjustments.  The Board may make or provide for such adjustments in the number of shares of Common Stock covered by outstanding Option Rights, the Option Prices per share of Common Stock applicable to any such Option Rights, and the kind of shares (including shares of another issuer) covered thereby, as the Board may in good faith determine to be equitably required in order to prevent dilution or expansion of the rights of Participants that otherwise would results from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation or (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Board may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Board may provide that the holder will automatically be entitled to receive such an equivalent award. The Board may also make or provide for such adjustments in the maximum number of shares of Common Stock specified in Section 3 of this Plan, the maximum number of shares of Common Stock specified in Section 4(a) of this Plan, as the Board may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 7.

8. Fractional Shares. The Corporation shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement thereof in cash.

9. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of any taxes required to be withheld. At the discretion of the Board, any such arrangements may include relinquishment of a portion of any such payment or benefit. The Corporation and any Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

10. Participation by Employees of or Consultants to a Less-Than-80-Percent Subsidiary. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of or a consultant to a Less-Than-80-Percent Subsidiary, regardless of whether the Participant is also employed by or engaged as a consultant to the Corporation or another Subsidiary, the Board may require the Less-Than-80-Percent Subsidiary to agree to transfer to the Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Participant and the Less-Than-80-Percent Subsidiary pursuant to this Plan) the shares of Common Stock that would otherwise be delivered by the Corporation upon receipt by the Less-Than-80-Percent Subsidiary of any consideration then otherwise payable by the Participant to the Corporation. Any such grant or award may be evidenced by an agreement between the Participant and the Less-Than-80-Percent Subsidiary, in lieu of the Corporation, on terms consistent with this Plan and approved by the Board and the Less-Than-80-Percent Subsidiary. All shares of Common Stock so delivered by or to a Less-Than-80-Percent Subsidiary will be treated as if they had been delivered by or to the Corporation for purposes of Section 3 of this Plan, and all references to the Corporation in this Plan shall be deemed to refer to the Less-Than-80-Percent Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.

11. Certain Terminations of Employment or Consulting Services, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment or consulting services by reason of death, disability, normal retirement, early retirement with the consent of the Corporation, termination of employment or consulting services to enter public service with the consent of the Corporation or leave of absence approved by the Corporation, or in the event of hardship or other special circumstances, of a Participant who holds an Option Right that is not immediately and fully exercisable, any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any shares of Common Stock that are subject to any transfer restriction pursuant to Section 6(b) of this Plan, the Board may take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including without limitation waiving or modifying any limitation or requirement with respect to any award under this Plan.

12. Foreign Participants. In order to facilitate the making of any award or combination of awards under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals, or who are employed by or engaged as consultants to the Corporation or any Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Board may also approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate the inconsistency without further approval by the stockholders of the Corporation.

13. Administration of the Plan. (a) This Plan shall be administered by the Board until consummation of an IPO. Upon the consummation of an IPO, the authority of the Board shall be delegated to a committee composed of not less than three members of the Board, each of whom shall be a “disinterested person” within the meaning of Rule 16b-3, and the Plan shall thereafter be administered by the Committee. A majority of the members of the Board or the committee, as the case may be, shall constitute a quorum, and the acts of the members of the Board or the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved in writing by the members of the Board or the Committee, shall be the acts of the Board or the Committee.

(b) The interpretation and construction by the Board or the Committee of any provision of this Plan or any agreement, notification or document evidencing a grant of Option Rights or shares of Restricted Stock, and any determination by the Board or the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Board or the Committee shall be liable for any such action taken or determination made in good faith.

14. Amendments and Other Matters. (a) This Plan may be amended from time to time by the Board; provided, however, except as expressly authorized by this Plan, no such amendment shall increase the number of shares of Common Stock specified in Section 3 of this Plan, or otherwise cause this Plan to cease to satisfy any applicable condition of Rule 16b-3 following the consummation of an IPO, without the further approval of the stockholders of the Corporation. The Board may grant under this Plan any award or combination of awards authorized under this Plan in exchange for the cancellation of an award that was not granted under this Plan.

(b) With the concurrence of the affected Optionee, the Board may cancel any agreement evidencing Option Rights granted under this Plan. In the event of any such cancellation, the Board may authorize the granting of new Option Rights hereunder, which may or may not cover the same number shares of Common Stock as had been covered by the cancelled Option Rights, at such Option Price, in such manner and subject to such other terms, conditions and discretion as would have been permitted under this Plan had the cancelled Option Rights not been granted.

(c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary and shall not interfere in any way with any right that the Corporation or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(d) (i) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as a Tax-Qualified Option from so qualifying, any such provision shall be null and void with respect to any such

Option Right; provided, however, that any such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

(ii) Any award that may be made pursuant to an amendment to this Plan that shall have been adopted without the approval of the stockholders of the Corporation shall be null and void if it is subsequently determined that such approval was required in order for this Plan to continue to satisfy the applicable conditions or Rule 16b-3 following the consummation of an IPO.

15. Termination of the Plan. No further awards shall be granted under this Plan after the passage of 10 years from the date on which this Plan is first approved by the stockholders of the Corporation.

AMENDMENT NO. 1

TO THE
OSIRIS THERAPEUTICS, INC.
AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

WHEREAS, Osiris Therapeutics, Inc. (the “Company”) maintains the Osiris Therapeutics, Inc. Amended and Restated 1994 Stock Incentive Plan (the “Plan”) to attract, compensate and retain directors, officers and other key employees and consultants of the Company; and

WHEREAS, on December 12, 1994, the Board of Directors of the Company (the “Board”) adopted the Plan at a Board meeting and the shareholders of the Company approved the Plan; and

WHEREAS, Section 15 of the Plan provides that no further awards may be granted under the Plan after the passage of 10 years from the date of shareholder approval (i.e., December 12, 2004); and

WHEREAS, at a meeting on October 10, 2005, the Board and the shareholders approved a resolution to extend the term of the Plan for an additional ten year period; and

WHEREAS, pursuant to Section 14 of the Plan, the Board of Directors (the “Board”) of the Company has reserved the right to amend the Plan; and

WHEREAS, this Amendment No. 1 is intended to give effect to the Board’s resolution on October 10, 2005;

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of December 12, 2004:

I.      Section 15 of the Plan is amended in its entirety to read as follows:

“15.         Termination of the Plan.  No further awards shall be granted under this Plan after December 12, 2014.”

II.    In all respects not amended the Plan is hereby ratified and confirmed.

Executed the 16th day of June, 2006.

OSIRIS THERAPEUTICS, INC.

By:	/s/ Cary Claiborne

AMENDMENT NO. 2

TO THE
OSIRIS THERAPEUTICS, INC.
AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

WHEREAS, Osiris Therapeutics, Inc. (the “Company”) maintains the Osiris Therapeutics, Inc. Amended and Restated 1994 Stock Incentive Plan (the “Plan”) to attract, compensate and retain directors, officers and other key employees and consultants of the Company; and

WHEREAS, on December 12, 1994, the Board of Directors of the Company (the “Board”) adopted the Plan at a Board meeting and the shareholders of the Company approved the Plan; and

WHEREAS, at the September 12, 2003 Annual Meeting of the Company the shareholders of the Company approved an amendment to the Plan to provide for 3,500,000 shares of the Company’s common stock reserved for issuance under the Plan; and

WHEREAS, on August 3, 2006, the Company effected a four-for-one reverse split of the Company’s common stock; and

WHEREAS, pursuant to Section 14 of the Plan, the Board has reserved the right to amend the Plan; and

WHEREAS, this Amendment No. 2 is intended to clarify the number of shares reserved for issuance under the Plan upon completion of the four-for-one reverse split;

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of August 3, 2006:

I.              Section 3 of the Plan is amended as follows: “2,100,000” is hereby replaced with “875,000.”

OSIRIS THERAPEUTICS, INC.

By:	/s/ Cary J. Claiborne